Exhibit G

[Procuraduría de la Administración Letterhead]

November 29, 2005

The Hon. Ricaurte Vásquez Morales

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-128872 on Schedule B (the “Registration Statement”), including the Prospectus dated November 4, 2005 and the Prospectus Supplement dated November 18, 2005 constituting a part thereof, the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”), dated November 18, 2005 between Panama and Citigroup Global Markets, Inc. (the “Underwriter”), pursuant to which Panama proposes to offer and sell U.S.$980,000,000 principal amount of its 7.125% Global Bonds due 2026 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 25 of September 14, 2005, as amended by Cabinet Decree No. 32 of November 2, 2005, and Executive Decree No. 172 dated November 14, 2005.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriter pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2004, as amended and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Oscar Ceville

Oscar Ceville

Procurador de la Administración

Republic of Panama